Exhibit 99.1

FiberMark 161 Wellington Road P.O. Box 498 Brattleboro, VT 05302 Tel 802 257 5981 Fax 802 257 5900 E-mail info@fibermark.com

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications

FIBERMARK APPOINTS ALLAN KLINE CHIEF FINANCIAL OFFICER

BRATTLEBORO, VERMONT—May 20, 2003— FiberMark, Inc. (NYSE:FMK) today announced the appointment of Allan Kline, as senior vice president and chief financial officer, effective May 27.

“Kline brings extensive financial management experience, having served as chief financial officer and in senior finance roles for a number of publicly-held companies, ranging from telecommunications to traditional manufacturing,” said Alex Kwader, chairman of the board and chief executive officer.  “His strong background in all aspects of corporate finance includes raising capital in public debt and equity markets, capital structure evaluation, credit, cash and risk management and corporate governance.”

From 1996 to 2002, Kline was chief financial officer for Acterna Corp. (formerly Dynatech Corp.), a global communications test and management company.  Earlier he served as chief financial officer for CrossComm Corp.  Kline also held senior finance and administration positions with Cabot Corp, a basic materials manufacturer and its safety products subsidiary, and Leggett & Platt, a diversified manufacturer, and its Webster Spring Co. subsidiary.  He also served on the board of directors for Acterna and CrossComm.  He began his career at Arthur Young & Co. in 1969, where he served as a partner for six years before leaving in 1985.  He is a certified public accountant.  Currently, Kline is with O’Conor, Wright Wyman, Inc., a provider of advisory services in mergers, acquisitions and divestitures.

Kline earned his bachelor’s degree in business administration at the University of Massachusetts in accounting, and a master’s degree in business administration from the University of Pennsylvania’s Wharton School of Business.

Bruce Moore, who now serves as FiberMark’s senior vice president and chief financial officer, will continue with the company, but will turn his focus to strategic and operational projects.  With the company for more than 35 years, Moore’s tenure includes a variety of finance and operational roles.  “He has played a pivotal role in FiberMark’s development and we look forward to tapping his considerable expertise as we move the company forward,” Kwader said.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Products include filter media for transportation applications and vacuum cleaner bags; base materials for specialty tapes, electrical, electronics and graphic arts applications, wallpaper, building materials and sandpaper and cover/decorative materials for office and school supplies, publishing, printing and premium packaging. The company has 12 facilities in the eastern United States and Europe.

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